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                                                                     EXHIBIT 5.3

                               WOODBURN AND WEDGE
                                SIXTEENTH FLOOR
                         FIRST INTERSTATE BANK BUILDING
                             ONE EAST FIRST STREET
                                 P. O. BOX 2311
                               RENO, NEVADA 89505
                                 (702) 688-3000

                                                                 October 4, 1994

Resources West Energy Corporation
P.O. Box 3727
Spokane, Washington 99220

    Re: Resources West Energy Corporation
        Registration Statement on Form S-4

Ladies and Gentlemen:

  We are acting as special Nevada counsel to Sierra Pacific Resources, a Nevada corporation ("SPR"), and Sierra Pacific Power Company, a Nevada corporation and a wholly-owned subsidiary of SPR ("SPPC"), in connection with the proposed merger (the "Merger") of The Washington Water Power Company, a Washington corporation ("WWP"), SPR and SPPC with and into Resources West Energy Corporation, a Nevada corporation and a wholly-owned subsidiary of WWP ("Resources West"), with Resources West to be the surviving corporation. The Merger is to be effected pursuant to an Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994 (the "Merger Agreement"), by and among WWP, SPR, SPPC and Resources West.

  Pursuant to the Merger Agreement, (i) each issued and outstanding share of common stock, no par value, of WWP ("WWP Common Stock") will be converted into one share of common stock, no par value, of Resources West ("Resources West Common Stock"), (ii) each issued and outstanding share of common stock, $1.00 par value, of SPR, will be converted into 1.44 shares of Resources West Common Stock, and (iii) each issued and outstanding share of preferred stock, no par value, of WWP, preferred stock, $50 par value, of SPPC, and Class A Preferred Stock, no par value, of SPPC, will be converted into one share of preferred stock, no par value, of Resources West ("Resources West Preferred Stock") with equal stated value, dividend rate and amounts payable upon redemption, dissolution or liquidation.

  This opinion is being rendered in connection with the Registration Statement on Form S-4 ("Registration Statement") being filed by Resources West relating to the registration of the shares of Resources West Common Stock and Resources West Preferred Stock to be issued in the Merger.

  For the purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Articles of Incorporation and Bylaws of Resources West, as in effect on the date hereof and as to be amended upon consummation of the Merger; (iv) resolutions adopted by the Boards of Directors of SPR and SPPC relating to the Merger; (v) resolutions adopted by the Board of Directors of Resources West relating to the Merger and the issuance and delivery of the Resources West Common Stock and Resources West Preferred Stock in connection therewith; and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate as a basis for the opinion set forth below.
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  In our examination, we have assumed the due execution and delivery of certificates representing the shares of Resources West Common Stock and Resources West Preferred Stock. As to any facts material to this opinion which were not independently established or verified, we have relied upon statements or representations of officers and other representatives of Resources West and others.

  Based upon the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that:

    (1) SPR and SPPC are each corporations duly organized, validly existing and in good standing under the laws of the State of Nevada.

    (2) The Boards of Directors of each of SPR and SPPC have taken such action as may be necessary to authorize the consummation of the Merger.

    (3) Resources West is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

    (4) The Board of Directors of Resources West has taken such action as may be necessary to authorize the consummation of the Merger and the issuance and delivery of the Resources West Common Stock and Resources West Preferred Stock in connection therewith.

    (5) The shares of Resources West Common Stock and Resources West Preferred Stock registered by the Registration Statement will be duly authorized and validly issued, and fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act of 1933, as amended; (ii) the requisite approval for consummation of the Merger shall have been obtained from the holders of WWP Common Stock, WWP Preferred Stock, SPR Common Stock and SPPC Preferred Stock; (iii) Resources West, WWP and SPPC shall have received all necessary regulatory approvals required to consummate the Merger; (iv) the Merger shall have been consummated in accordance with the terms of the Merger Agreement and the laws of the States of Nevada and Washington.

  We have not passed upon the actions of the Board of Directors of WWP to authorize the consummation of the Merger and have assumed that all necessary action has been taken. Paine, Hamblen, Coffin, Brooke & Miller, Spokane, Washington, counsel to WWP, has rendered an opinion, of even date herewith, to that effect.

  We are members of the Nevada Bar and do not hold ourselves out as experts on the laws of the State of Washington, and we have not acted as experts on Federal securities laws in connection with the transactions to which this letter relates. Accordingly, in rendering this opinion, we have relied as to all matters of Washington law, upon an opinion of even date herewith of Paine, Hamblen, Coffin, Brooke & Miller, Spokane, Washington, which is being filed as
Exhibit 5.2 to this Registration Statement. In addition, in rendering this opinion, we have relied, as to all matters governed by the Federal securities laws, upon the opinion of even date herewith of Reid & Priest, New York, New York, which is being filed as Exhibit 5.1 to this Registration Statement.

  SPR, SPPC and WWP are hereby authorized to rely upon this letter as if such letter were addressed to them. Paine, Hamblen, Coffin, Brooke & Miller and Reid & Priest are hereby authorized to rely upon this letter as to matters governed by the laws of the State of Nevada as if such letter were addressed to them. This letter is not being delivered for the benefit of, nor may it be relied upon by, the holders of Resources West Common Stock or Resources West Preferred Stock or any other party to which it is not specifically addressed or to which reliance has not been expressly permitted hereby.

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  We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as Exhibit 5.3 to the Registration Statement and to the reference to our firm under the caption "LEGAL MATTERS" in the Joint Proxy Statement/Prospectus constituting a part thereof.

                                          Very truly yours,

                                          WOODBURN AND WEDGE

                                             /s/ Gordon H. DePaoli
                                          By___________________________________
                                                  Gordon H. DePaoli

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